Exhibit 99.1

TRICO MARINE SERVICES, INC. ELECTS TO POSTPONE NOTE INTEREST PAYMENT

HOUSTON, TX - May 10, 2004 - Trico Marine Services, Inc. (“Trico” or the “Company,” NASDAQ: TMAR) announced today that it will utilize its 30-day grace period relating to the payment of interest under its outstanding $250 million 8⅞% senior notes due 2012 (the “Senior Notes”). The non-payment of the interest due on May 15, 2004 does not constitute an event of default under the indenture governing the Senior Notes unless such non-payment continues following the expiration of a 30-day grace period. No decision has been made as to whether Trico will make the interest payment before the expiration of the grace period.

As Trico considers its financial alternatives, the Company’s cash reserves and current revenue generation are sufficient to maintain normal operations, including timely payments to all employees, suppliers and vendors. The decision to utilize its grace period with respect to the interest payment will not impact its day-to-day operations.

Consistent with its objective of reviewing financial restructuring alternatives, Trico has entered into discussions with financial and legal advisors to an ad hoc committee of noteholders who represent that they hold, in the aggregate, not less than 80 percent of the Senior Notes.

Trico filed its Form 10-Q for the quarter ended March 31, 2004 with the Securities and Exchange Commission.  The Company will not host a conference call relating to results for the period.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa.  The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.  Trico has principal offices in Houma, Louisiana, and Houston, Texas.  Visit our website at www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements."  Actual events may differ materially from those projected in any forward-looking statement.  There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements.  A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.